Exhibit 99.1
Contact: Paul V. Maier
Senior Vice President
and Chief Financial Officer
Ph: 858-550-7573
Ligand Announces Financial Results for First Quarter of Fiscal 2006
Total Revenues Increase Sequentially and Grow 38% Versus Prior Year
Net Loss Increases as a Result of Co-Promote Termination Charges
Net Loss Prior to Co-Promote Termination Charges Decreases Versus 2005
     San Diego, CA May 15, 2006 — Ligand Pharmaceuticals Incorporated (Pink Sheets: LGND) (the “Company” or “Ligand”) announced unaudited financial results for its first quarter of fiscal year 2006.
     Total revenues for the three months ended March 31, 2006 were $51.0 million compared to $37.0 million for the same 2005 period, an increase of 38%. Net product sales increased by 37% for the three months ended March 31, 2006 from $35.0 million for the same period in 2005 to $48.0 million in 2006. Loss from operations was $137.1 million for the three months ended March 31, 2006 compared to $15.8 million for the same 2005 period. Loss from operations included one-time termination charges of $132.9 million relating to the termination of the Organon co-promotion agreement. Excluding the effect of the Organon co-promotion agreement termination charges, adjusted loss from operations would have decreased from $15.8 million in first quarter 2005 to $4.2 million in first quarter 2006, an improvement of 73%. Net loss for the quarter ended March 31, 2006 was $142.2 million ($1.84 per share) compared to $18.5 million for the same 2005 period. Net loss included termination charges of $136.2 million, including one-time termination charges of $132.9 million and the accretion of the co-promote termination liability to fair value as of March 31, 2006 of $3.3 million, relating to the termination of the Organon co-promotion agreement. Excluding the effect in first quarter 2006 of the Organon co-promotion agreement termination charges, adjusted net loss would have decreased from $18.5 million ($0.25 per share) in first quarter 2005 to $6.0 million ($0.08 per share) in first quarter 2006, an improvement of 68%.1
     “Ligand’s strong product sales growth of 37% in the first quarter of 2006 compared to the same period in 2005 reflects a 48% increase of AVINZA® net sales to $32.5 million and as expected, strong oncology sales growth led by Targretin® capsules and ONTAK®”, said Paul V. Maier, Ligand’s senior vice president and chief financial officer. “The improvement in product gross margins to 80% in the first quarter of 2006 compared to 68% in the first quarter of 2005 continued the positive trend experienced in 2005. We achieved a reduction in quarterly operating losses, before one-time Organon co-promotion agreement termination charges, to $4.2 million in the first quarter of 2006, compared to $15.8 million in operating losses in the first quarter of 2005”, said Maier.

[1]	Reconciliation of NON-GAAP financial measures to GAAP is presented at the end of this release.

First Quarter 2006 Product Sales Increase 37% and AVINZA 48% over Prior Year
Total Net Product Sales:
     Total net product sales for the three months ended March 31, 2006 were $48.0 million compared to $35.0 million for the same 2005 period, an increase of 37%. A comparison of total net product sales by product is as follows (in thousands):

	Three Months Ended March 31,
	2006	2005
AVINZA®	$32,495	$21,997
ONTAK®	9,182	8,024
Targretin® capsules	5,002	4,015
Targretin® and Panretin® gels	1,305	1,009

Total Net Product Sales	$47,984	$35,045

     Sales of AVINZA increased to $32.5 million for the three months ended March 31, 2006 compared to $22.0 million for the same 2005 period. The increase in sales in the 2006 period reflects a 4.7 % increase in prescriptions and the impact of a 7% price increase effective April 1, 2005, as well as a shift in the mix of prescriptions to the higher doses of AVINZA. Net AVINZA sales in the first quarter 2006 also reflect a reduction in Medicaid rebates of approximately $2.5 million partially offset by an increase in managed care rebates of $1.4 million. In addition, the 2005 period reflects a $3.5 million reduction in sales for losses expected to be incurred on product returns resulting from the April 1, 2005 AVINZA price increase.
     Sales of ONTAK increased to $9.2 million for the three months ended March 31, 2006 compared to $8.0 million for the same 2005 period. ONTAK sales for the 2006 period were positively impacted by price increases of 7% on January 1, 2005 and 4% on July 1, 2005. ONTAK sales for the first quarter 2006 were negatively impacted by a 6% decrease in wholesaler outmovement compared to the same 2005 period due primarily to a decline in the office segment of the market. Wholesaler outmovement increased, however, by 10% in the first quarter of 2006 compared to the fourth quarter of 2005 due to an improvement in the hospital segment.
     Sales of Targretin capsules increased to $5.0 million for the three months ended March 31, 2006 compared to $4.0 million for the same 2005 period. This increase reflects the positive impact of price increases of 7% on January 1, 2005 and 5% on July 1, 2005. Sales also benefited from unit sales increases in Europe of 49%. As a result of the implementation of the Section 641 Demonstration Program and Medicare Part D, we expect improved patient access in 2006.
Gross Margin:
     Gross margin on product sales was 79.7% for the three months ended March 31, 2006 compared to 68.4% for the same 2005 period. Gross margin for the first quarter 2006 compared to the same 2005 period was positively impacted by a 7% AVINZA price increase effective April 1, 2005; a 7% price increase for the Company’s oncology products effective January 1, 2005; and a 4% and 5% price increase for ONTAK and Targretin, respectively, effective July 1, 2005. ONTAK margins were also positively impacted during the three months ending March 31, 2006 by lower royalty expense as a result of the restructuring in 2005 of the Company’s royalty obligation to Lilly.
     The increase in the gross margin percentage for the first quarter 2006 also reflects lower Medicaid rebates of approximately $2.5 million, partially offset by an increase in managed care rebates of approximately $1.4 million, under contracts with PBMs, GPOs, and HMOs. In addition, the 2005 period reflects a $3.5 million reduction in sales for losses expected to be incurred on product returns resulting from the AVINZA price increase effective April 1, 2005.
     Under the sell-through revenue recognition method, changes to prices do not impact net product sales (and therefore gross margins) until product sells through the distribution channel. For both AVINZA and ONTAK the Company has capitalized license, royalty and technology rights recorded in connection with the acquisition of the rights to those products and accordingly, margins improve as sales of these products increase and there is greater coverage of the fixed amortization of the intangible assets.
Collaborative R&D/Other Revenues:
     Collaborative research and development and other revenues for the three months ended March 31, 2006 were $3.0 million compared to $1.9 million for the same 2005 period. First quarter 2006 other revenues reflect a $2.0 million milestone earned from GlaxoSmithKline in connection with the commencement of Phase III studies of eltrombopag.
R&D:
     Research and development expenses were $12.2 million for the three months ended March 31, 2006 compared to $14.7 million for the same 2005 period. Spending for new product development expenses accounted for the majority of the decrease, due primarily to a reduced level of spending on Phase III clinical trials for Targretin capsules in NSCLC. This decrease was partially offset by an increase in thrombopoietin (TPO) expenses as Ligand’s lead drug candidate LGD4665 was moved to IND track.

SG&A:
     Selling, general and administrative expenses for the three months ended March 31, 2006 were $22.2 million compared to $19.2 million for the same 2005 period. The increase for 2006 reflects higher audit and consultant fees in connection with the completion of the Company’s assessment of internal controls as of December 31, 2005 under the Sarbanes-Oxley Act. A significant portion of the Company’s 2005 assessment of internal controls was performed in 2006 due to the fact that the restatement of the Company’s financial statements was not completed until late 2005. G&A expenses were also higher for the first quarter of 2006 due to legal costs incurred in connection with the ongoing strategic alternatives evaluation process and the previously-announced SEC investigation, and our strategic alternatives evaluation process. In addition, AVINZA advertising and promotion expenses increased in the first quarter of 2006 compared to the prior year period since the Company is now responsible for all AVINZA advertising and promotion expenses compared to the prior year period when Ligand and Organon shared equally all AVINZA promotion expenses.
Accounting for Stock Based Compensation:
     Effective January 1, 2006, the Company adopted SFAS 123(R), using the modified prospective transition method. The implementation of SFAS 123(R) resulted in employee compensation expense of approximately $0.6 million for the three months ended March 31, 2006.
Co-Promotion:
     Co-promotion expense payable to Organon for the three months ended March 31, 2006 was $11.0 million compared to $7.7 million for the same 2005 period. The first quarter 2006 co-promotion expense is based on an agreement to pay Organon 23% of net AVINZA product sales in connection with the AVINZA termination and return of co-promote rights agreement with Organon compared to co-promote expense in the prior year period based on 30% of net AVINZA product sales per the original co-promotion agreement. Co-promotion expense for the three months ended March 31, 2006 also includes $3.3 million which represents the pro-rata share of a $10.0 million payment we agreed to make to Organon in January 2007 provided that Organon has made its required level of sales calls.
Co-Promote Termination Charges and Accounting Impact:
     In January 2006, the Company signed an agreement with Organon that terminated the AVINZA co-promotion agreement between the two companies and returned AVINZA co-promotion rights to Ligand. The co-promotion termination charges were recognized as liabilities and expensed as costs of termination and are comprised of a $37.75 million payment the Company agreed to make to Organon in

October 2006 and the estimated net present value of subsequent quarterly payments, estimated at approximately $98.5 million (including $3.3 million of accretion to fair value as of March 31, 2006) the Company will make to Organon based on 6.5% of AVINZA net sales beginning October 1, 2006 through December 31, 2012, and thereafter 6.0% of AVINZA net sales through November 2017 (expected patent expiration).
     Although future quarterly payments to Organon will be based on net reported AVINZA product sales, such payments will not result in current period expense in the period upon which the payment is based, but instead will be charged against the co-promote termination liability. The accretion to the current net present value for each reporting period will , however, be recognized as other, non-operating expense (interest expense) for that period at a rate of 15%, the discount rate used to initially value this component of the termination liability. Accreted interest expense for the three months ended March 31, 2006 totaled $3.3 million. Additionally, any changes to our estimates of future net AVINZA product sales will result in a change to the liability which will be recognized as an increase or decrease to earnings in the period such changes are identified. Any such changes could be material and potentially result in adjustments to our consolidated statement of changes to operations that are inconsistent with the underlying trend in net AVINZA product sales.
Liquidity:
     Cash, cash equivalents, short term investments, and restricted investments totaled $69.5 million at March 31, 2006 compared to $88.8 million at December 31, 2005. Operating activities used cash of $20.0 million for the three months ended March 31, 2006 primarily due to the decrease in accrued liabilities, which included payments to Organon for amounts previously withheld in 2005 totaling $14.8 million, and a decrease in deferred revenue of $6.6 million. During the first quarter of 2006, certain holders of the Company’s 6% convertible subordinated notes converted notes with a face value of $26.1 million into approximately 4.2 million shares of common stock; future interest expense will be reduced accordingly.
Strategic Process:
     As announced on November 18, 2005, Ligand has retained UBS to explore all strategies to maximize shareholder value. That process remains ongoing and, as such, Ligand will not hold a conference call in conjunction with this release.
About Ligand
     Ligand discovers, develops and markets new drugs that address critical unmet medical needs of patients in the areas of cancer, pain, skin diseases, men’s and women’s hormone-related diseases, osteoporosis, metabolic disorders, and cardiovascular and inflammatory diseases. Ligand’s proprietary drug discovery and development programs are based on its leadership position in gene transcription technology, primarily related to intracellular receptors. For more information, go to http://www.ligand.com.
Notes Regarding Non-GAAP Financial Measures
     The information presented in this press release and in the attached financial tables includes financial information prepared in accordance with generally accepted accounting principles in the U.S., or GAAP, as well as information presented on a pro forma basis. These pro forma financial measures are considered “non-GAAP” financial measures. Generally, a non-GAAP financial measure, within the meaning of Securities and Exchange Commission (SEC) Item 10 to Regulation S-K, is a numerical measure of a company’s financial performance or cash flows that (a) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the consolidated balance sheet, consolidated statement of operations or consolidated statement of cash flows; or (b) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented. The Company believes that this presentation of pro forma results provides useful information to both management and investors by excluding the one-time termination charges of $132.9 million relating to the termination of the Organon co-promotion agreement, which management does not believe is indicative of core operating results. The presentation of this additional information should not be considered in isolation or as a substitute for results from operations prepared in accordance with generally accepted accounting principles. The reconciliations set forth below are provided in accordance with Regulation G and reconcile the pro forma financial measure with the most directly comparable GAAP-based financial measure.
Caution regarding Forward-Looking Statements
     This news release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, that reflect Ligand’s judgment and involve risks and uncertainties as of the date of this release. The statements include those related to pro forma financial results (both GAAP and pro forma) and data, including revenues sales growth and demand, estimates, future payments, management’s expectations and trend analyses, improvements in gross margins, patient access to products and patent expiration. Actual events or results may differ from Ligand’s expectations, judgments and beliefs. For example, there can be no assurance that pro forma financial results are indicative of future GAAP financial results; that sales growth or demand will continue, that our estimates or trend analyses will be accurate and will not require or result in future adjustments, that gross margins will continue at current levels or improve; that improvements in reimbursement or patient access will occur; that patents will expire on the expected dates; nor that the strategic process will be successful or yield preferred results in any particular timeframe or at all.

     Moveover, current and future financial results depend on estimates and the proper operation of highly-complex accounting models, all of which are subject to change and errors. The Company has previously reported and expects to identify material weaknesses in its internal control over financial reporting which cold have a material adverse effect in our ability to accurately and timely report financial information. Changes and/or efforts in our financial data may be material either individually or in the aggregate. Any change, error or delay in preparing financial statements or filings could adversely affect our financial results, timeliness of SEC filings, and stock price.
     Additional information concerning these or other risk factors affecting Ligand’s business can be found in prior press releases as well as in Ligand’s public periodic filings with the SEC, available via Ligand’s web site at www.ligand.com. Ligand disclaims any intent or obligation to update these forward-looking statements beyond the date of this release.
     AVINZA, Targretin, ONTAK and Panretin are registered trademarks of Ligand Pharmaceuticals Incorporated. Each other trademark, trade name or service mark appearing in this news release belongs to its holder.
###

LIGAND PHARMACEUTICALS INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(in thousands, except share and per share data)

	Three Months Ended March 31,
	2006	2005
Revenues:
Product sales	$47,984	$35,045
Collaborative research and development and other revenues	2,972	1,940

Total revenues	50,956	36,985

Operating costs and expenses:
Cost of products sold	9,740	11,065
Research and development	12,218	14,735
Selling, general and administrative	22,201	19,215
Co-promotion	10,957	7,740
Co-promotion termination charges	132,941	—

Total operating costs and expenses	188,057	52,755

Loss from operations	(137,101)	(15,770)

Other expense, net	(5,128)	(2,702)

Net loss	$(142,229)	$(18,472)

Basic and diluted per share amounts:
Net loss	$(1.84)	$(0.25)

Weighted average number of common shares	77,496,969	73,916,470

LIGAND PHARMACEUTICALS INCORPORATED
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(in thousands, except share and per share data)
The table below is a reconciliation of generally accepted accounting principles (“GAAP”) loss from operations, net loss, and basic and diluted net loss per share amounts to such amounts adjusted for the elimination of the one-time charge of the Organon co-promotion termination agreement (non-GAAP financial measures).

	Three Months Ended March 31, 2006				Three Months
				Pro-forma	Ended March 31, 2005
	As Reported	Adjustments		As Adjusted	As Reported
Revenues:
Product sales	$47,984			$47,984	$35,045
Collaborative research and development and other revenues	2,972			2,972	1,940

Total revenues	50,956			50,956	36,985

Operating costs and expenses:
Cost of products sold	9,740			9,740	11,065
Research and development	12,218			12,218	14,735
Selling, general and administrative	22,201			22,201	19,215
Co-promotion	10,957			10,957	7,740
Co-promotion termination charges	132,941	(132,941	)(1)	—	—

Total operating costs and expenses	188,057	(132,941)		55,116	52,755

Loss from operations	(137,101)			(4,160)	(15,770)

Other expense, net	(5,128)	3,300	(2)	(1,828)	(2,702)

Net loss	$(142,229)	$(136,241)		$(5,988)	$(18,472)

Basic and diluted per share amounts:
Net loss	$(1.84)			$(0.08)	$(0.25)

Weighted average number of common shares	77,496,969			77,496,969	73,916,470

(Footnotes on next page)

(1)	Represents a termination payment to be made to Organon of $37.75 million on October 15, 2006 and the estimated net present value at a discount rate of 15%, as of January 1, 2006 (the effective date of the termination agreement), of quarterly payments to be made to Organon based on 6.5 % of reported AVINZA net sales through December 2012 and thereafter, 6% of reported AVINZA net sales through November 2017.

(2)	Represents the accretion of interest expense to reflect the increase in net present value of the Organon termination liability from January 1, 2006 to March 31, 2006.

LIGAND PHARMACEUTICALS INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(in thousands)

	March 31, 2006	December 31, 2005
Assets
Current assets:
Cash, cash equivalents and short-term investments	$67,705	$86,930
Other current assets	44,635	46,037

Total current assets	112,340	132,967
Restricted investments	1,826	1,826
Property and equipment, net	21,758	22,483
Acquired technology and product rights, and royalty buy-down	143,268	146,770
Other assets	9,497	10,573

	$288,689	$314,619

Liabilities and Stockholders’ Deficit
Current liabilities, excluding deferred revenue and co-promote termination liability	$62,475	$77,692
Current portion of deferred revenue, net	151,021	157,519
Current portion of co-promote termination liability	42,533	—
Long-term debt	140,553	166,745
Long-term portion of co-promote termination liability	93,708	—
Other long-term liabilities	10,412	10,737
Common stock subject to conditional redemption	12,345	12,345
Stockholders’ deficit	(224,358)	(110,419)

	$288,689	$314,619